Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: February 28, 2012

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Jason Bowman - 208 384 7456

Boise Inc. Reports Financial Results for Fourth Quarter and Year End 2011 and Announces Special Cash Dividend of $0.48 Per Share
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $16.3 million, or $0.15 per diluted share, for fourth quarter 2011, compared with net income of $26.2 million, or $0.31 per diluted share, for fourth quarter 2010. Net income for the year ended 2011 was $75.2 million, an increase of $12.5 million, or 20%, from net income of $62.7 million for the year ended 2010. EBITDA excluding special items was $340.2 million for the year ended 2011, an increase of $14.6 million, or 4%, from 2010 EBITDA excluding special items of $325.6 million.
Boise Inc. declared a special cash dividend of $0.48 per common share, payable March 21, 2012, to shareholders of record on March 9, 2012.
"The past year was our most successful year since our inception four years ago," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Our EBITDA excluding special items was a record $340 million, we generated $121 million in free cash flow, expanded and diversified our presence in packaging markets through two acquisitions, and returned $169 million of capital to our shareholders through share repurchases and dividends. In recognition of our 2011 performance, we are pleased to pay a special dividend of $48 million to our shareholders. This increases the per share special dividend from $0.40 per share in 2011 to $0.48 per share now."

2011 Highlights
•Expanded packaging presence by acquiring Tharco and Hexacomb
•Reported operating income of $191.1 million
•Reported record operating income of $105.0 million in Packaging segment
•Generated free cash flow of $121.4 million[1]
•Repurchased 21.2 million common shares for $121.4 million[2] at $5.74 per share
•Paid special cash dividend of $0.40 per share, or $48.0 million, in May 2011

	(in millions, except per-share data)
	4Q 2011	4Q 2010	3Q 2011	2011	2010
Sales	$600.4	$524.1	$631.7	$2,404.1	$2,093.8
Net income	$16.3	$26.2	$28.4	$75.2	$62.7
Net income per diluted share (2)	$0.15	$0.31	$0.24	$0.70	$0.75
Net income excluding special items (1)	$18.5	$25.8	$28.4	$79.9	$76.8
Net income excluding special items per diluted share (1)	$0.17	$0.31	$0.24	$0.75	$0.91
Weighted average diluted common shares outstanding (2)	106.6	84.2	118.0	106.7	84.1
EBITDA (1)	$81.4	$93.4	$98.5	$332.6	$302.6
EBITDA excluding special items (1)	$85.0	$92.8	$98.5	$340.2	$325.6

(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."
(2) As of December 31, 2011, we had 100.3 million common shares outstanding. For additional information, see "Summary Notes to Consolidated Financial Statements and Segment Information."

"Our packaging business had an outstanding year, setting consecutive earnings records in the third and fourth quarters of 2011 and posting a 61% increase in operating income over 2010. Our acquisitions of Tharco and Hexacomb, excellent operational performance at our DeRidder mill and corrugated plants, and stable packaging markets were all key factors in this success.
"Our paper business performed well, and sales volumes for our premium office and packaging-driven papers, including label and release and flexible packaging, grew 4% compared with 2010. Through this growth, we maintained flat overall uncoated freesheet sales volumes despite secular declines in communication paper markets. In 2011, we extended our relationship with our largest customer and long-term partner, OfficeMax, and we were excited to be named their 2011 Supplier of the Year.
"Our financial position remains strong, and we improved financial flexibility by replacing our credit facilities in November, increasing our revolving credit capacity, extending maturities, and lowering interest rates.
"In 2012, our goal is to continue to build shareholder value through disciplined capital allocation and growth."
Packaging Segment
Packaging segment sales for fourth quarter 2011 were $251.4 million, an increase of $70.9 million, or 39%, compared with fourth quarter 2010. The acquisitions of Tharco and Hexacomb were the main drivers, offset partially by lower sales volumes and net selling prices of linerboard. Packaging segment sales for fourth quarter 2011 were flat, compared with third quarter 2011, as increased sales volumes of linerboard, newsprint, and corrugated products were offset by lower net selling prices for linerboard and corrugated products. Net sales prices for linerboard and corrugated products decreased 3% for fourth quarter 2011, compared with third quarter 2011, due to softer export markets and seasonal product mix changes, respectively.
Packaging segment sales for full year 2011 were $949.7 million, an increase of $277.8 million, or 41%, compared with 2010. The primary driver of the increase was our acquisition of Tharco; other factors included a 16% increase in segment linerboard net selling prices and a 10% increase in newsprint net selling prices.
Packaging segment EBITDA, excluding special items, was $46.9 million for fourth quarter 2011, an increase of $8.4 million, or 22%, compared with fourth quarter 2010, driven by the acquisition of Tharco. Packaging segment EBITDA, excluding special items, in fourth quarter 2011 increased $1.8 million, or 4%, compared with third quarter 2011, driven primarily by lower energy costs as a result of lower electricity prices and increased sales volumes for both linerboard and newsprint.
Packaging segment EBITDA, excluding special items, for full year 2011 was $159.3 million, an increase of $55.7 million, or 54%, compared with full year 2010. This increase was due to higher prices for linerboard, newsprint, and corrugated products, and the acquisition of Tharco. These factors were offset partially by higher chemical costs.
Paper Segment
Paper segment sales for fourth quarter 2011 were $359.7 million, an increase of $7.3 million, or 2%, compared with fourth quarter 2010, driven by higher sales volumes of uncoated freesheet. Paper segment sales decreased $30.9 million, or 8%, compared with third quarter 2011, due primarily to a 6% decrease in sales volumes of uncoated freesheet and a 1% decline in prices. Lower sales volumes and prices of market pulp also contributed to the decrease in sales. Total uncoated freesheet sales volumes increased 1% versus the prior-year period and were down 6% versus third quarter 2011 as a result of expected seasonal demand decline.
Paper segment sales for full year 2011 were $1.5 billion, an increase of 3%, compared with 2010, driven by a 1% increase in overall uncoated freesheet net sales prices and higher prices and sales volumes of market pulp and medium. While sales volumes of uncoated freesheet were flat in 2011 compared with 2010, combined sales volumes of premium office, label and release, and flexible packaging papers, grew 4%, compared with 2010, and represented 33% of our total uncoated freesheet sales volumes for 2011.
Paper segment EBITDA, excluding special items, was $44.4 million for fourth quarter 2011, a decrease of $16.4 million, or 27%, compared with fourth quarter 2010. This was due primarily to higher fiber costs, increased chemical prices, and lower net selling prices for market pulp, offset partially by higher sales volumes. Paper segment EBITDA, excluding special items, for fourth quarter 2011 decreased $14.2 million from third quarter 2011 as a result of the extended annual maintenance outage at our mill in Jackson, Alabama, lower sales volumes and net selling prices for uncoated freesheet, and increased energy costs as a result of higher consumption due to colder winter weather.

Paper segment EBITDA, excluding special items, for full year 2011 was $201.5 million, a decrease of $38.1 million, or 16%, compared with $239.6 million for the year ended December 31, 2010. This decrease was driven by higher chemical costs and higher fiber costs. Increased fixed costs as a result of higher maintenance costs during our annual shutdowns at Wallula, Washington, in second quarter and Jackson, Alabama, in fourth quarter also contributed. These factors were offset partially by higher sales prices and lower energy costs due to lower natural gas prices.
Other
Selling and distribution costs were $29.0 million in fourth quarter 2011, an increase of $12.8 million, compared with $16.2 million in fourth quarter 2010. The increase was due primarily to Tharco, which serves a larger number of small customers with a more diverse range of products, compared with our other businesses, resulting in higher selling and distribution costs. Selling and distribution costs decreased slightly from $29.8 million in third quarter 2011. General and administrative expenses were $18.9 million in fourth quarter 2011, an increase of $3.2 million, compared with $15.7 million in fourth quarter 2010, and an increase of $4.5 million from $14.4 million in third quarter 2011. The increase compared with the prior-year quarter is due primarily to Tharco, while the increase compared with third quarter 2011 was primarily a result of Hexacomb and higher labor and benefit costs.
Secured Credit Agreement
In November 2011, we entered into a $700 million five-year senior secured credit agreement consisting of a five-year amortizing $200 million Tranche A term loan facility and a five-year nonamortizing $500 million revolving credit facility. These borrowings replaced the revolving credit facility and Tranche A term loan, both due in 2013.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Tuesday, February 28, 2012, at 11:00 a.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for two weeks following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.
A replay of the conference call will be available in Webcasts & Presentations from February 28, 2012, at 2:00 p.m. ET through March 13, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 50255442.
Annual Meeting Date
Boise Inc. intends to hold its annual shareholders' meeting at 9:00 a.m. MDT on Wednesday, April 25, 2012, in Boise, Idaho. The record date to determine shareholders eligible to vote at the meeting is Friday, March 16, 2012.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release and flexible packaging papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are "forward looking" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Segment Highlights

	4Q 2011	4Q 2010	3Q 2011	2011	2010
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard (Total) (1)	157,900	152,380	156,518	606,460	601,611
Linerboard (External sales only)	57,478	61,129	55,270	230,166	225,211
Newsprint	58,557	59,434	57,942	230,760	230,690
Corrugated containers and sheets (mmsf) (2)	2,297	1,691	2,284	8,720	6,735
Input and outage costs (dollars in millions)
Input costs
Fiber, including purchased rollstock	$42.3	$25.1	$41.4	$156.9	$97.4
Energy	15.1	14.5	16.4	65.2	65.8
Chemicals	10.0	7.7	10.2	38.0	31.4
Total input costs	67.4	47.3	68.0	260.1	194.6
Outage costs (3)	—	—	—	10.0	9.0
EBITDA excluding special items (dollars in millions)	46.9	38.5	45.1	159.3	103.7
Assets				$957.3	$505.6

Paper
Sales volumes (thousands of short tons)
Uncoated freesheet	294,130	290,913	312,044	1,229,780	1,232,956
Market pulp	20,277	21,968	31,455	90,221	81,195
Corrugating medium	33,883	29,438	34,568	135,284	126,544
Input and outage costs (dollars in millions)
Input costs
Fiber	$94.1	$84.9	$102.3	$377.1	$364.4
Energy	36.4	33.3	35.7	143.9	145.9
Chemicals	51.1	43.6	53.6	197.8	173.4
Total input costs	181.6	161.8	191.6	718.8	683.7
Outage costs (3)	7.8	3.6	—	21.5	14.0
EBITDA excluding special items (dollars in millions)	44.4	60.8	58.6	201.5	239.6
Assets				$1,190.9	$1,187.9

	4Q 2011 vs. 4Q 2010	4Q 2011 vs. 3Q 2011	2011 vs. 2010
Packaging
Change in net sales prices (dollars per short ton, except corrugated)
Linerboard (Total)	$(13)	$(7)	$25
Linerboard (External sales only)	(18)	(14)	57
Newsprint	2	—	48
Corrugated containers and sheets (dollars per msf) (1)	8	(3)	10
Paper
Change in net sales prices (dollars per short ton)
Uncoated freesheet	$(4)	$(10)	$13
Market pulp	(89)	(119)	16
Corrugating medium	(14)	2	14
(1) Sales to both internal corrugated facilities and to external third parties.
(2) Includes corrugated container and sheet volumes for Tharco since the acquisition on March 1, 2011, and Hexacomb's protective packaging products for the month of December 2011.
(3) Costs associated with annual maintenance outages.

Boise Inc.
Consolidated Statements of Income
(dollars and shares in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011 (1)	2010	2011 (1)	2011 (1)	2010
Sales
Trade	$591,524	$517,764	$619,396	$2,364,024	$2,058,132
Related parties	8,917	6,292	12,346	40,057	35,645
	600,441	524,056	631,742	2,404,081	2,093,777

Costs and expenses
Materials, labor, and other operating expenses	462,315	393,113	483,885	1,880,271	1,634,039
Fiber costs from related parties	5,154	5,355	4,786	18,763	25,259
Depreciation, amortization, and depletion	37,320	33,071	36,374	143,758	129,926
Selling and distribution expenses	28,999	16,235	29,799	107,654	58,107
General and administrative expenses	18,872	15,651	14,396	60,587	52,273
Other (income) expense, net (2)	1,860	451	(130)	1,994	213
	554,520	463,876	569,110	2,213,027	1,899,817

Income from operations	45,921	60,180	62,632	191,054	193,960

Foreign exchange gain (loss)	430	140	(482)	135	890
Loss on extinguishment of debt (3)	(2,300)	—	—	(2,300)	(22,225)
Interest expense	(15,653)	(16,073)	(15,725)	(63,817)	(64,825)
Interest income	59	103	58	269	306
	(17,464)	(15,830)	(16,149)	(65,713)	(85,854)

Income before income taxes	28,457	44,350	46,483	125,341	108,106
Income tax provision	(12,202)	(18,164)	(18,119)	(50,131)	(45,372)
Net income	$16,255	$26,186	$28,364	$75,210	$62,734

Weighted average common shares outstanding (4):
Basic	103,991	80,744	115,657	101,941	80,461
Diluted	106,613	84,157	117,955	106,746	84,131

Net income per common share (4):
Basic	$0.16	$0.32	$0.25	$0.74	$0.78
Diluted	$0.15	$0.31	$0.24	$0.70	$0.75
For footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Segment Information
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011 (1)	2010	2011 (1)	2011 (1)	2010
Segment sales
Packaging	$251,388	$180,483	$251,611	$949,710	$671,874
Paper	359,697	352,444	390,608	1,496,537	1,458,325
Intersegment eliminations and other	(10,644)	(8,871)	(10,477)	(42,166)	(36,422)
	$600,441	$524,056	$631,742	$2,404,081	$2,093,777

Segment income (loss)
Packaging	$31,837	$28,923	$32,039	$104,996	$65,016
Paper	21,794	38,975	36,137	112,051	151,510
Corporate and Other	(7,280)	(7,578)	(6,026)	(25,858)	(21,676)
	46,351	60,320	62,150	191,189	194,850

Loss on extinguishment of debt (3)	(2,300)	—	—	(2,300)	(22,225)
Interest expense	(15,653)	(16,073)	(15,725)	(63,817)	(64,825)
Interest income	59	103	58	269	306
Income before income taxes	$28,457	$44,350	$46,483	$125,341	$108,106

EBITDA (6)
Packaging (2)	$45,518	$38,605	$45,083	$155,543	$103,572
Paper	44,390	61,264	58,608	201,533	238,869
Corporate and Other (2) (3)	(8,537)	(6,478)	(5,167)	(24,429)	(39,890)
	$81,371	$93,391	$98,524	$332,647	$302,551

For footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2011 (1)	December 31, 2010
ASSETS

Current
Cash and cash equivalents	$96,996	$166,833
Short-term investments	—	10,621
Receivables
Trade, less allowances of $1,343 and $603	228,838	188,589
Other	7,622	3,839
Inventories	307,305	261,471
Deferred income taxes	20,379	16,658
Prepaid and other	6,944	5,214
	668,084	653,225

Property
Property and equipment, net	1,235,269	1,199,035
Fiber farms	21,193	18,285
	1,256,462	1,217,320

Deferred financing costs	30,956	30,396
Goodwill	161,691	—
Intangible assets, net	159,120	29,605
Other assets	9,757	8,444
Total assets	$2,286,070	$1,938,990

For footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(dollars and shares in thousands, except per-share data)

	December 31, 2011 (1)	December 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$10,000	$43,750
Income taxes payable	590	82
Accounts payable	201,994	179,214
Accrued liabilities
Compensation and benefits	64,907	54,574
Interest payable	10,528	10,535
Other	22,540	16,123
	310,559	304,278

Debt
Long-term debt, less current portion	790,000	738,081

Other
Deferred income taxes	161,260	88,200
Compensation and benefits (5)	172,394	121,318
Other long-term liabilities	57,010	40,278
	390,664	249,796

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,272 shares and 84,845 shares issued and outstanding (4)	12	8
Treasury stock, 21,151 shares and none (4)	(121,421)	—
Additional paid-in capital (4)	866,901	581,442
Accumulated other comprehensive income (loss) (5)	(121,962)	(78,822)
Retained earnings	171,317	144,207
Total stockholders’ equity	794,847	646,835

Total liabilities and stockholders’ equity	$2,286,070	$1,938,990
For footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31
	2011 (1)	2010
Cash provided by (used for) operations
Net income	$75,210	$62,734
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	149,715	137,495
Share-based compensation expense	3,695	3,733
Pension expense	10,916	9,241
Deferred income taxes	44,301	38,884
Other	1,878	95
Loss on extinguishment of debt (3)	2,300	22,225
Decrease (increase) in working capital, net of acquisitions
Receivables	1,624	57,255
Inventories	(22,237)	(17,120)
Prepaid expenses	(275)	4,690
Accounts payable and accrued liabilities	3,803	(6,690)
Current and deferred income taxes	4,632	5,585
Pension payments	(25,414)	(25,174)
Other	43	(3,172)
Cash provided by operations	250,191	289,781
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired	(326,223)	—
Expenditures for property and equipment	(128,762)	(111,619)
Purchases of short-term investments	(3,494)	(25,336)
Maturities of short-term investments	14,114	24,744
Other	1,048	2,941
Cash used for investment	(443,317)	(109,270)
Cash provided by (used for) financing
Issuances of long-term debt	275,000	300,000
Payments of long-term debt	(256,831)	(334,096)
Payments of financing costs	(8,613)	(12,003)
Repurchases of common stock (4)	(121,421)	—
Proceeds from exercise of warrants (4)	284,785	638
Payments of special dividend	(47,916)	(32,276)
Other	(1,715)	(5,334)
Cash provided by (used for) financing	123,289	(83,071)
Increase (decrease) in cash and cash equivalents	(69,837)	97,440
Balance at beginning of the period	166,833	69,393
Balance at end of the period	$96,996	$166,833
For footnotes, see Summary Notes to Consolidated Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2011 Annual Report on Form 10-K, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.
On March 1 and December 1, 2011, we completed the acquisition of Tharco Packaging (Tharco) and Hexacomb Corporation (Hexacomb), respectively. Total cash consideration was $200 million and $125 million, respectively, subject to post-closing adjustments.

The financial results for Tharco and Hexacomb are included in our Packaging segment from their acquisition dates. The Consolidated Statement of Income for the year ended December 31, 2011, includes $2.2 million of expense related to inventory purchase accounting adjustments in connection with the Tharco acquisition. For more information, including an allocation of the purchase price to the assets acquired and liabilities assumed, based on our estimates of the fair value at the acquisition dates, see Note 3, Acquisitions, of the Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K.

2.
During the three months ended December 31, 2011, we recorded $1.4 million of transaction-related expenses in the Packaging segment, and during the year ended December 31, 2011, we recorded $1.6 million and $1.5 million of expenses in our Packaging and Corporate and Other segments, respectively. Transaction-related expenses include expenses associated with transactions, whether consummated or not, and do not include integration costs.

3.	The years ended December 31, 2011 and 2010, included $2.3 million and $22.2 million, respectively, of expense related to losses on the extinguishment of debt.

4.
During the year ended December 31, 2011, Boise Inc. warrant holders exercised 40.3 million warrants, resulting in the issuance of 38.4 million additional common shares and the receipt of approximately $284.8 million of cash proceeds, which increased “Additional paid-in capital” on our Consolidated Balance Sheet and is recorded in “Proceeds from exercise of warrants” in our Consolidated Statement of Cash Flows.

During the three months and year ended December 31, 2011, we repurchased 7.8 million and 21.2 million common shares for $45.1 million and $121.4 million, respectively. For the three and twelve months ended December 31, 2011, share repurchases decreased weighted average shares included in the basic and diluted net income per share calculation by 2.6 million and 5.1 million, respectively. All shares repurchased are recorded as "Treasury stock" on our Consolidated Balance Sheets and "Repurchases of common stock" on our Consolidated Statements of Cash Flows.

5.
The underfunded status of our defined benefit pension plans was $168.3 million and $119.1 million at December 31, 2011 and 2010, respectively. The increase in the underfunded status is primarily the result of a decline in the discount rate. We recognize the change in funded status in the year the change occurs in "Other comprehensive income (loss)." We contributed $25.4 million to our pension plans in 2011.

6.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended December 31, 2011 and 2010, the three months ended September 30, 2011, and the years ended December 31, 2011 and 2010 (dollars in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011	2010	2011	2011	2010
Net income	$16,255	$26,186	$28,364	$75,210	$62,734
Interest expense	15,653	16,073	15,725	63,817	64,825
Interest income	(59)	(103)	(58)	(269)	(306)
Income tax provision	12,202	18,164	18,119	50,131	45,372
Depreciation, amortization, and depletion	37,320	33,071	36,374	143,758	129,926
EBITDA	$81,371	$93,391	$98,524	$332,647	$302,551
The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended December 31, 2011 and 2010, the three months ended September 30, 2011, and the years ended December 31, 2011 and 2010 (dollars in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011	2010	2011	2011	2010
Packaging
Segment income	$31,837	$28,923	$32,039	$104,996	$65,016
Depreciation, amortization, and depletion	13,681	9,682	13,044	50,547	38,556
EBITDA	45,518	38,605	45,083	155,543	103,572
Inventory purchase accounting expense	—	—	—	2,200	—
Transaction-related costs (a)	1,364	—	—	1,591	—
Change in fair value of energy hedges	—	(139)	—	—	100
EBITDA excluding special items	$46,882	$38,466	$45,083	$159,334	$103,672

Paper
Segment income	$21,794	$38,975	$36,137	$112,051	$151,510
Depreciation, amortization, and depletion	22,596	22,289	22,471	89,482	87,359
EBITDA	44,390	61,264	58,608	201,533	238,869
St. Helens mill restructuring	—	252	—	—	180
Change in fair value of energy hedges	—	(754)	—	—	509
EBITDA excluding special items	$44,390	$60,762	$58,608	$201,533	$239,558

Corporate and Other
Segment loss	$(7,280)	$(7,578)	$(6,026)	$(25,858)	$(21,676)
Depreciation, amortization, and depletion	1,043	1,100	859	3,729	4,011
Loss on extinguishment of debt	(2,300)	—	—	(2,300)	(22,225)
EBITDA	(8,537)	(6,478)	(5,167)	(24,429)	(39,890)
Loss on extinguishment of debt	2,300	—	—	2,300	22,225
Transaction-related costs (a)	—	—	—	1,503	—
EBITDA excluding special items	$(6,237)	$(6,478)	$(5,167)	$(20,626)	$(17,665)

EBITDA	$81,371	$93,391	$98,524	$332,647	$302,551

EBITDA excluding special items	$85,035	$92,751	$98,524	$340,241	$325,565
____________

(a)	Costs incurred as we investigate acquisition possibilities and acquire businesses and/or assets that augment or complement our operations.

The following table reconciles net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended December 31, 2011 and 2010, the three months ended September 30, 2011, and the years ended December 31, 2011 and 2010 (dollars and shares in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011	2010	2011	2011	2010
Net income	$16,255	$26,186	$28,364	$75,210	$62,734
Inventory purchase accounting expense	—	—	—	2,200	—
Loss on extinguishment of debt	2,300	—	—	2,300	22,225
Transaction-related costs	1,364	—	—	3,094	—
Change in fair value of energy hedges	—	(892)	—	—	609
St. Helens mill restructuring	—	252	—	—	180
Tax provision for special items (a)	(1,418)	248	—	(2,939)	(8,906)
Net income excluding special items	$18,501	$25,794	$28,364	$79,865	$76,842

Weighted average common shares outstanding: diluted	106,613	84,157	117,955	106,746	84,131
Net income excluding special items per diluted share	$0.17	$0.31	$0.24	$0.75	$0.91
____________

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate in effect for the period.
The following table reconciles cash provided by operations to free cash flow for the three months ended December 31, 2011 and 2010, the three months ended September 30, 2011, and the years ended December 31, 2011 and 2010 (dollars and shares in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2011	2010	2011	2011	2010
Cash provided by operations	$74,646	$74,491	$79,443	$250,191	$289,781
Expenditures for property and equipment	(44,893)	(44,922)	(30,132)	(128,762)	(111,619)
Free cash flow	$29,753	$29,569	$49,311	$121,429	$178,162